Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-217816 on Form S-1 of our report dated March 22, 2018, relating to (1) the consolidated financial statements of LBM Midco, LLC and subsidiaries (the “Successor”) as of December 31, 2017 and 2016 and the period from August 20, 2015 (Commencement of Operations) to December 31, 2015 and (2) the consolidated financial statements of US LBM Holdings, LLC (the “Predecessor”) for the period from January 1, 2015 to August 19, 2015, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 22, 2018